P.  O. Box 33042, St.  Petersburg, Florida 33733

[LOGO]

             NOTICE OF ANNUAL MEETING
                 OF SHAREHOLDERS

FLORIDA
PROGRESS
CORPORATION
                                                        March 11, 1999

To the Common Shareholders:

           The Annual Meeting of Shareholders of Florida Progress Corporation (the "Company") will be held at the Mahaffey Theater at the Bayfront Center Arena, 400 First Street South, St. Petersburg, Florida, on Friday, April 16, 1999, at 9:00 a.m., to elect four directors: three directors to serve for a three-year term; and one director to serve for the remaining two years of a three-year term; and to transact such other business as may properly come before the meeting, or any adjournment thereof.

           The Board of Directors has fixed the close of business on February 5, 1999, as the record date for the determination of the shareholders entitled to notice of, and to vote at, the meeting and any adjournment thereof. A complete list of the shareholders entitled to vote at the meeting will be open to examination by the shareholders, during regular business hours, for a period of ten days prior to the meeting at the principal executive offices of the Company, One Progress Plaza, St. Petersburg, Florida 33701.


                                          By order of the Board of Directors,

                                          Kathleen M. Haley
                                          Corporate Secretary

           You are urged, whether you own one or many shares, to mark, date, sign and promptly mail the enclosed Proxy in the enclosed envelope, which requires no postage.

                               TABLE OF CONTENTS
                                PROXY STATEMENT
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS............................1

Election of Directors ........................................................1

Information as to Nominees ...................................................3

NOMINEES .....................................................................3

CONTINUING DIRECTORS .........................................................4

Security Ownership of Certain Beneficial Owners ..............................6

Security Ownership of Management .............................................6

Certain Relationships and Related Transactions ...............................7

Compliance with Section 16(a) of the Exchange Act ............................7

Governance of the Board of Directors .........................................7

Meetings of the Board of Directors and Standing Committees...................11

Compensation of Directors....................................................12

EXECUTIVE COMPENSATION ......................................................13

Pension Plan Table ..........................................................15

Employment Contracts, Termination of Employment
           and Change-in-Control Arrangements ...............................16

Report of the Compensation Committee of the Board of Directors ..............17

Company Performance .........................................................20

Relationship with Independent  Accountants ..................................20

2000 Shareholder Proposals ..................................................21

General......................................................................21

Florida Progress Corporation, P. O. Box 33042, St.  Petersburg, Florida 33733,
                                                                 March 11, 1999

PROXY STATEMENT FOR ANNUAL MEETING
OF SHAREHOLDERS/APRIL 16, 1999


           This statement is furnished in connection with the solicitation by the Board of Directors of Florida Progress Corporation (the "Company") of proxies to be voted at the Annual Meeting of Shareholders to be held at the Mahaffey Theater at the Bayfront Center Arena, 400 First Street South, St. Petersburg, Florida, on Friday, April 16, 1999, at 9:00 a.m., or at any adjournment thereof. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to the voting thereof by giving written notice of revocation to the Secretary of the Company at the Company's principal executive offices at any time before the proxy is voted, by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting his or her shares in person. No such notice of revocation or later-dated proxy, however, will be effective unless and until received by the Company prior to or at the Annual Meeting.

           Shares of Common Stock, without par value (the "Common Stock"), are the only outstanding voting securities of the Company.

           Only shareholders whose names appeared of record on the books of the Company at the close of business on February 5, 1999, are entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. As of that date, there were 97,390,973 shares of Common Stock outstanding. Each share is entitled to one vote for each director to be elected and one vote for each other matter to be considered. The attendance, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. The Florida Business Corporation Act (the "FBCA") provides that directors are elected by a plurality of the votes cast and all other matters are approved if the votes cast in favor of the action exceed the votes cast against the action (unless the matter is one for which the FBCA, or other applicable laws, or the Company's articles of incorporation require a greater vote). Therefore, under the FBCA, abstentions and broker non- votes have no legal effect, unless a specific percentage of those shareholders entitled to vote is required by the FBCA, or other applicable laws, or the Company's articles of incorporation to approve a matter.

           The cost of preparing and mailing proxy material and soliciting proxies will be borne by the Company. Solicitation of proxies from some shareholders will be made by telephone or in person by regular employees of the Company, who will receive no additional compensation therefor. In addition, arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material for the Annual Meeting to beneficial owners, and the Company will reimburse such firms for their expense in so doing.

           This proxy statement and accompanying notice and form of proxy are first being sent to the shareholders of the Company on or about March 11, 1999.

Election of Directors

           The Board of Directors of the Company currently consists of nine members, divided into three classes. The terms of the three classes expire in 1999 (Class III directors), 2000 (Class I directors) and 2001 (Class II directors). Directors are generally elected for three-year terms. Effective with the retirement of Jack B. Critchfield from the Board of Directors on July 1, 1998, the number of directors was reduced from eleven to ten and the number of Class III directors was reduced from four to three. Following the death of Frank
C. Logan on December 27, 1998, the number of directors was reduced from ten to nine; Richard Korpan was appointed to fill the vacancy in

Class II; and the number of Class I directors was reduced from four to three.

           Three Class III directors with terms expiring in 2002 are to be elected at the Annual Meeting and one Class II director with a term expiring in 2001 is to be elected at the Annual Meeting. The Board of Directors has nominated four persons, all of whom are currently directors, to stand for election at the Annual Meeting. The directors shall be elected by a plurality of the votes cast, so that the three persons nominated for election as Class III directors receiving the three highest totals of votes cast in favor of his or her election will be elected as Class III directors and the one person nominated for election as Class II director receiving the highest total of votes cast in favor of his or her election will be elected as a Class II director. Each share of Common Stock entitles its holder to cast one vote in respect of each director to be elected. Votes may not be cumulated.

           It is the intention of the persons named in the accompanying proxy, unless otherwise directed, to vote all proxies FOR the election of the four nominees of the Board of Directors as directors of the Company. Directors elected at the Annual Meeting, after being duly qualified, will serve until their successors are elected and qualified.

           The Board of Directors has been informed that all nominees are willing to serve as directors, but if any of them should decline or be unable to serve as a director, the persons named in the accompanying proxy will vote for the election of another person or persons as they, in their discretion, may choose. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

Information as to Nominees

           The names and ages of the nominees for election as directors, their principal occupations and employment during the past five years, including a brief biography, and the first year elected as a director, are as follows:


               NOMINEES FOR TERMS EXPIRING IN 2002
                      (CLASS III DIRECTORS)


 PHOTO         CLARENCE V.
               MCKEE, ESQ., age 56, Chairman and Chief Executive Officer of McKee Communications, Inc., Tampa, Florida, a firm involved in the acquisition and management of television and radio stations. He served as Counsel to Pepper & Corazinni, a Washington, D.C.
communications law firm, from 1980 until 1987 when he became a co-owner of WTVT Holdings, Inc., where he held the position of Chairman and Chief Executive Officer until 1992. He is a director of Florida Power Corporation, the Company's principal subsidiary ("Florida Power"), American Heritage Life Insurance Company, and Checkers Drive-In Restaurants, Inc. Committees: Compensation; Audit, Chairman; Nominating and Board Governance. Director since 1989.

RICHARD A. NUNIS, age 66, Former Chairman of Walt Disney         PHOTO
Attractions, Orlando,  Florida,  from which he retired in
December  1998. He has held various positions   with  the
Disney   organization   since   1955,   including   Vice
President,Operations in 1968, Executive Vice President of DISNEYLAND and Walt Disney World in 1972, President of Walt Disney Attractions in 1980, and Chairman in 1991. He is a director of Florida Power and SunTrust Bank, Central Florida N.A. and Director Emeritus of The Walt Disney Company. Committees: Executive; Finance and Budget; Compensation, Chairman. Director since 1989.


PHOTO          JEAN GILES
               WITTNER, age 64, President of Wittner & Co. and Wittner & Associates, Inc., St. Petersburg, Florida, firms involved in real estate management and insurance brokerage and consulting, positions she has held for more than five years. She previously served as President and Chief Executive Officer of a savings association until it was sold in 1986. She serves on the boards of Florida Power, and Raymond James Bank, F.S.B. Committees: Executive; Compensation; Compliance. Director since 1982.

                     NOMINEE FOR TERM EXPIRING IN 2001
                            (CLASS II DIRECTOR)


 PHOTO RICHARD KORPAN, age 57, Chairman of the Board, President and Chief Executive Officer of the Company. He was appointed Chairman of the Board, effective July 1, 1998. He has held the position of President since 1991, and became Chief Executive Officer of the
Company in June 1997. Since April 1996, he has also served as Chairman of the Board of Florida Power, and until June 1, 1997, as Chief Executive Officer of Florida Power. He joined the Company in 1989 as Executive Vice President and Chief Financial Officer. He is a director of SunTrust Bank of Tampa Bay and a Member of the Business Roundtable. Committee: Executive, Chairman. Director since 1989.

Information as to Continuing Directors

           The names and ages of directors who continue in terms expiring in 2000 and 2001, their principal occupations and employment during the past five years, including a brief biography, and the first year elected as a director, are as follows:

                  CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2000
                                (CLASS I DIRECTORS)

MICHAEL P. GRANEY,  age 55, Partner,  Simpson Thacher &              PHOTO
Bartlett, Columbus, Ohio. He has practiced law with this New York based law firm since 1980 and is now resident partner in its Ohio office. His specialties are utilities, antitrust and litigation. He is a member of the American, District of Columbia, Ohio and Columbus Bar Associations and the Federal Energy Bar Association. He is a director of Florida Power. Committees: Executive; Audit; Nominating and Board Governance, Chairman. Director since 1991.





PHOTO JOAN D. RUFFIER, age 59, Chairman of Human Services Technologies, Inc., a computer software products company which develops, markets and sells software used to link client information in not-for-profit businesses. She also serves as Chairman of the
University of Florida Foundation and Chair of the Finance Committee of Shands Healthcare, Inc. She was a General Partner of Sunshine Cafes, Ltd., Orlando, Florida, a food and beverage concession business at major Florida airports, for more than five years previously. She practiced public accounting with the firm of Colley, Trumbower & Howell from 1982-1986. She is a director of Florida Power and also serves on the boards of directors of Cyprus Equity Fund and INVEST, INC. Committees: Audit; Compliance; Finance and Budget, Chairman. Director since 1990.

PHOTO ROBERT T. STUART, JR., age 66, rancher and investor, Dallas, Texas, for more than five years. He held numerous executive positions with Mid-Continent Life Insurance Company ("Mid-Continent") since 1949, including Vice President,
President, Chairman of the Board and Chief Executive Officer until 1986 when Mid-Continent was acquired by the Company. He is a director of Florida Power.
Committee: Audit. Director since 1986

                    CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2001
                                 (CLASS II DIRECTORS)

W. D. ("BILL")  FREDERICK,  JR., age 64, Citrus grower and           PHOTO
investor, Orlando, Florida. From 1980 to 1992, Mr. Frederick served as Mayor of the City of Orlando. He practiced law as a public defender for the Ninth Judicial Circuit of Florida and in 1966 founded the Orlando law firm of Frederick, Wooten & Honeywell P.A. He returned to the practice of law in 1992 as a partner in the Orlando office of the firm of Holland & Knight from which he retired in 1995. He is a member of the Board of Directors of Florida Power, Blue Cross/Blue Shield of Florida, and SunTrust Bank, Central Florida, N.A. Committees: Compensation; Nominating and Board Governance; Compliance, Chairman. Director since 1995

PHOTO VINCENT J. NAIMOLI, age 61, Chairman, President and Chief Executive Officer of Anchor Industries International, Inc., an operating and holding company, Tampa, Florida, a position he has held for more than five years. He is also Managing General
Partner and Chief Executive Officer of the Tampa Bay Devil Rays, Ltd. Major League Baseball Club, St. Petersburg, Florida. He is a director of Florida Power, and in conjunction with the business activities of Anchor Industries, Mr. Naimoli serves as a director of Russell Stanley Corp. and Players International, Inc. Committees: Executive; Finance and Budget; Nominating and Board Governance. Director since 1992

Security Ownership of Certain Beneficial Owners

           The following table sets forth information concerning shares of Common Stock that are held by persons known to the Company to be the beneficial owners of more than 5% of said stock as of December 31, 1998.

                                    Number of Shares             Percent
Name and Address                   Beneficially Owned            of Class

Franklin Resources, Inc.
  777 Mariners Island Blvd.
  San Mateo, CA  94404                 5,673,800(1)                5.8%

Capital Research and
Management Company
   333 South Hope Street
   Los Angeles, CA  90071              9,295,800(2)                9.6%

(1)  Franklin Advisers,  Inc. has sole voting and dispositive power as to
     5,672,300  shares.   Franklin  Management,   Inc.  has  sole dispositive
     power as to 1,500 shares.
(2)  Sole dispositive power.


Security Ownership of Management

         As of December 31, 1998, the directors and nominees and all other named executive officers individually, and the directors, nominees, named executive officers and executive officers of the Company as a group, beneficially owned Common Stock as follows:

                                   Number of Shares                  Percent of
Name                               Beneficially Owned(1)              Class (2)

W. D. ("Bill") Frederick, Jr.                 3,409(3)
Michael P. Graney                             4,335
Richard Korpan                               26,057
Clarence V. McKee                             2,537
Vincent J. Naimoli                           11,148(4)
Richard A. Nunis                             25,577
Joan D. Ruffier                               5,462
Robert T. Stuart, Jr.                     1,505,462(5)                   1.55%
Jean Giles Wittner                           11,036
Richard D. Keller                            17,538
Joseph H. Richardson                         14,075(6)
Jeffrey R. Heinicka                           7,325(7)
Kenneth E. Armstrong                          7,430
Jack B. Critchfield                          56,114
Stanley I. Garnett, II                          837

All 16 directors, nominees,
named executive officers and
executive officers as a group,
including those named above               1,698,408                      1.74%


(1) Unless otherwise noted, the directors, nominees and named executive officers, and the directors, nominees and executive officers as a group, have sole voting and investment power with respect to the shares listed. An indication of shared voting or investment power for purposes of this proxy statement does not constitute an admission of ownership for any other purpose.
(2) Unless otherwise noted, each director, nominee and named executive officer, and all directors, nominees and executive officers as a group, own less than one percent of the outstanding shares of the Company's Common Stock.
(3)      Voting and investment power with respect to 1,500 shares is shared.
(4)      Voting and investment power with respect to 1,600 shares is shared.
(5)      Voting and investment power with respect to 150,473 shares is shared.
(6)      Voting power with respect to 4,318 shares is shared.
(7)      Voting and investment power with respect to 140 shares is shared.

Certain Relationships and Related
Transactions

The Company has invested $5 million for a limited partnership interest in the Tampa Bay Devil Rays, Ltd. ("Devil Rays"), a Florida limited partnership that acquired in 1995 a Major League Baseball franchise for the Tampa Bay area. A corporation controlled by Vincent J. Naimoli, a director of the Company, is the managing general partner and a limited partner in the Devil Rays. The Company has entered into a Private Suite License Agreement ("License") with the Devil Rays for the use of a private suite in Tropicana Field, the site in St. Petersburg, Florida, where the Devil Rays team plays its scheduled home baseball games. The License which commenced in March 1998 was extended to a ten-year term. The $125,000 annual License fee is subject to annual increases equal to the percentage increase in the Consumer Price Index or 2 1/2%, whichever is less. The terms and conditions of the License are substantially similar to those entered into with other licensees.

         Florida Power has entered into a Sponsorship Agreement (the "Agreement") with the Devil Rays. Durring the term of the Agreement, Florida Power will pay to the Devil Rays a sponsorship fee of $100,000 per year for the maintenance of the Sunsation Walkway, a 900-foot ceramic tiled walkway that cuts through the parking lot at Tropicana Field. From 1998 through 2000 inclusive, Florida Power also pays a sponsorship fee for one in-stadium sign in the amount of $350,000, and beginning in the year 2001 and for the duration of the term of the Agreement; the fee will be increased by 3 1/2% over the fee paid in the immediately preceding year. In addition, Florida Power has entered into agreements with the Devil Rays for the naming rights and promotional and advertising programs at the baseball stadium in St. Petersburg where the Devil Rays team plays its spring training games. This baseball stadium complex has been renamed "Florida Power Park, Home of Al Lang Field." Approximately one-third of a $150,000 annual fee for the naming rights is shared by the Devil Rays with the City of St. Petersburg. A $150,000 annual fee for promotion and advertising is paid to the Devil Rays by Florida Power for community and employee relations programs. The terms of the agreements expire in 2007.

         Mr. Michael P. Graney is a partner in the law firm of Simpson Thacher & Bartlett. That firm provided legal services to Electric Fuels Corporation ("Electric Fuels") and its subsidiary, Progress Rail Services Corporation, in 1998, and has been providing similar legal services in 1999.

Compliance with Section 16(a) of
the Exchange Act.

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based upon a review of the copies of such forms furnished to the Company during 1998 and written representations concerning the number of transactions that were not reported on a timely basis, the Company believes that all of the required persons filed their applicable Section 16(a) reports on a timely basis during 1998 with the following exceptions: (1) a Form 4 report of the sale of 1,100 shares of common stock was filed seven days late by Clarence
V. McKee; and (2) a Form 4 report of the sale of 135 shares of common stock was filed one month late by Robert T. Stuart, Jr.

Governance of the Board of
Directors

          During 1998 the responsibilities of the Nominating Committee were expanded to include Board Governance. Now known as the Nominating and Board Governance Committee, the Committee recommended, and on February 18, 1999, the Board adopted the following Statement on Corporate Governance which describes the policies and practices under which the Board will operate:

FLORIDA PROGRESS CORPORATION
STATEMENT ON CORPORATE
GOVERNANCE

         The corporate governance standards established by the Board provide a structure within which directors and management can effectively pursue the Company's growth objectives through its commitments to shareholders, customers, employees and the communities in which we live. The Company's business is managed under the direction of the Board of Directors, but the Board delegates the conduct of business to the Company's Chief Executive Officer, the Chief Executive Officer's Operating Committee and the senior management team. The principal functions of the Board are to:

o        Select and evaluate the Chief Executive Officer;

o        Ensure legal and ethical conduct of the Company's business;

o Review and approve the Company's strategic direction and annual operating plan, and monitor the Company's performance against the plan;

o         Review senior  management  compensation and succession planning;

o        Advise and counsel management; and

o        Review the structure and operation of the Board.

I.       Select and Evaluate the Chief Executive Officer:

         Annually, the non-employee directors are asked to evaluate the performance of the Chief Executive Officer. The results of this evaluation are then communicated to the Chief Executive Officer by the Chairman of the Compensation Committee.

II.      Ensure Legal and Ethical Conduct of the Company's Business:

         The Board, through the Compliance Committee, insures that the Company has established the procedures necessary to prevent and detect criminal conduct by its employees and other agents. The Board has adopted a Code of Conduct for the Company and its subsidiaries to emphasize its commitment to the highest standards of business conduct.

III. Review and Approve the Company's Strategic Direction and Annual Operating Plan, and monitor the Company's performance against the Plan:

The Board stays abreast of political, regulatory and economic trends and developments that may impact the Company's strategic direction. Each year, the Board participates in a strategic planning seminar at which major long-term strategies are discussed. Annually, the Board reviews and approves a five-year forecast and a yearly profit plan for the Company and its subsidiaries. On an ongoing basis during the year, the Board monitors the Company's performance against its annual operating plan.

IV.      Review Management Compensation and Succession Planning:

         The Board reviews and approves the Chief Executive Officer's evaluation of the top management team. On an annual basis, the following occur:

         The Chief Executive Officer reviews succession planning and management development with the Board, and provides an assessment of persons considered potential successors.

         The Board, through the Compensation Committee, evaluates the compensation plans for senior management and other employees to ensure they are appropriate, competitive and properly reflect the Company's objectives and performance.

         The Chief Executive Officer meets with the Compensation Committee to establish the Chief Executive Officer's goals and objectives for the ensuing year, against which the Chief Executive Officer's performance is measured.

V.       Advise and Counsel Management:

Providing advice and counsel to management occurs both in formal Board and Committee meetings and through informal, individual Board member's contacts with the Chief Executive Officer and other members of management. The Board is composed of individuals whose knowledge, background, experience and judgment are useful to the Company. The information needed for the Board's decision-making generally will be found within the Company, and Board members have full access to management. On occasion, the Board may seek legal or other expert advice from a source independent of management, and generally this is done with the knowledge and concurrence of the Chief Executive Officer.

VI.      Review Structure and Operations of the Board:

         The Board, through the Nominating and Board Governance Committee, annually reviews the Board's structure and operations. The following are the Board's current structure, policies and practices:

   A.COMPOSITION, SELECTION, EVALUATION AND ORIENTATION:

         1. Composition. The Company's Amended Articles of Incorporation provide that the number of directors shall be at least three as determined by the Bylaws and shall be divided into three classes of approximately equal size. The Bylaws as amended by the Board of Directors to date, provide that the Board of Directors shall consist of nine members, divided into three classes serving staggered three-year terms.

         The Board has determined that the majority of its members should be outside directors. The term "outside" director is any director who is free of any relationship that, in the opinion of the Board, would interfere with the designated director's exercise of independent judgment. The Board believes that there is no current relationship between any outside director and the Company that would be construed in any way to compromise any Board member being designated independent.


         2. Selection and Evaluation. Among other qualifications, candidates nominated for election or re-election to the Board of Directors should possess the highest standards of personal and professional ethics, integrity and values along with expertise that is useful to the Company and complementary to the background and experience of other Board members. Directors must display a willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership and to represent the best interests of all stockholders. The Nominating and Board Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the needs of the Board at a given point in time. Diversity of the Board as a whole is a valued objective and may be taken into account in considering individual candidates.


         The Nominating and Board Governance Committee will evaluate the qualifications of each Director candidate against the foregoing criteria in connection with its recommendation to the Board concerning his or her initial nomination for election and prior to his or her nomination for re-election to a new three-year term. A Director who no longer meets the qualifications during his or her term is expected to offer a resignation to the Nominating and Board Governance Committee.

         3. Orientation. New directors participate in an orientation program personalized to benefit their needs which includes the distribution of materials regarding the Company's business and operations, visits to facilities and meetings with key personnel.

         B. LEADERSHIP OF THE BOARD:
         The Board believes that, under normal circumstances, the Chief Executive Officer of the Company should also serve as the Chairman of the Board. The Chairman of the Board and Chief Executive Officer is responsible to the Board for the overall management and functioning of the Company. In the event of a crisis, the Board members may convene a meeting through the Corporate Secretary to establish the appropriate leadership for the circumstance.

         C. COMPENSATION OF THE BOARD: Compensation of Board members should be reviewed annually, should be competitive and include some form of equity. The

         Company's Stock Plan for Non-Employee Directors provides that 75% of a director's retainer be paid in the form of Company common stock.

         D. RESIGNATION AND RETIREMENT:

         1. Change in Qualifications or Position. It is expected that Board members will offer their resignation if they no longer meet the qualifications set forth in Section A.2. above, or upon a change of position, including retirement from the position which they held when they were last nominated. It is not the intention that such Board members should necessarily leave the Board; however, there should be an opportunity for the Board, through the Nominating and Board Governance Committee, to review the implications of the directors' new circumstances and the appropriateness of his or her continuing service.


         2. Standard Retirement Age. Non-employee directors will retire from the Board effective on the date of the Annual Meeting of Shareholders in the year during which the Board member turns 70 years of age.


         3. Retirement of Former Company Chief Executive Officer. It has been customary that a former Chief Executive Officer of the Company should not continue to serve on the Board following retirement from employment with the Company. In most circumstances it is expected that this custom will continue.

         E. BOARD MEETINGS: The Company's Board usually meets six times per year in regularly scheduled meetings, supplemented by special meetings, or conference calls, if necessary. The Board believes that a carefully planned agenda is important for effective Board meetings. The agenda is generally developed by the Chairman and Chief Executive Officer and is flexible enough to accommodate unexpected developments. Each agenda should normally include time for an Executive Session with the Chief Executive Officer. Any director may request that an item be included on the agenda. Generally, Board members receive information one week to ten days in advance of the Board meetings so they will have an opportunity to prepare for discussion of the items at the meeting.

         F. CONFLICTS OF INTEREST: A Board member's business or personal relationships may occasionally give rise to material personal interest on a particular issue that conflicts, or appears to conflict, with the interests of the Company. The Board should take appropriate steps in accordance with the Company's Bylaws to identify such potential conflicts to ensure that all directors voting on an issue are disinterested with respect to that issue. In appropriate cases, a director with a conflict will be excused from discussions on that issue.

         G. COMMITTEE STRUCTURE: The full Board considers all major decisions of the Company. However, the Board has established the following standing committees, so that certain important areas can be addressed in more depth than may be possible in a full Board meeting. Each Committee is chaired by an outside director except for the Executive Committee. Committee Chairs are rotated every two to three years and memberships are rotated less frequently. The issues addressed by each of the six current standing committees are the following:

         o The Audit Committee examines accounting processes and reporting systems, assesses the adequacy of internal controls, monitors the Company's financial disclosures, and evaluates the performance and recommends the appointment of independent auditors.

         o The Nominating and Board Governance Committee reviews the role, composition, qualifications and structure of the Board and its committees. It reviews and evaluates Board members in determining the annual directors' slate and identifies new director nominees. The Committee accepts nominees submitted by shareholders in accordance with the requirements of the Company's Bylaws. This Committee, along with the Board, is responsible for reviewing and updating the Com-pany's Statement on Corporate Governance.

         o The Compensation Committee reviews matters related to directors' and executive officers' compensation, as well as the general employees' compensation and benefit policies and practices of the Company. This Committee also approves goals for annual and long-term incentive plans, evaluates performance against these goals, administers the Company's stock-based long-term incentive plan and issues the Compensation Committee Report on executive compensation to shareholders.

         o The Compliance Committee ensures that the Company has established the procedures necessary to prevent and detect criminal conduct by its employees and other agents. It is responsible for oversight of the high standards of ethical conduct of the Company's businesses implemented through the Com
         o The Finance and Budget Committee approves the annual profit plans, capital budgets and capital allocations of the Company. The Committee also makes recommendations to the Board regarding dividend policy and reviews financings, acquisitions or divestitures by the Company or its subsidiaries involving at least $20 million of total capital.

         o The Executive Committee exercises the authority of the Board during the intervals between meetings of the Board.

         H. BOARD ACCESS TO MANAGEMENT: Directors have complete access to the Company's management. Members of the Chief Executive Officer's Operating Committee, the General Counsel and the Corporate Secretary regularly attend meetings of the Board and its Committees. Other appropriate officers and managers are invited to attend Board and Committee meetings, or portions thereof, for the purpose of making presentations or participating in discussions. Generally, presentations of matters to be considered by the Board or Committee are made by the officer or manager responsible for that area of the Company's business.

         I. BOARD INTERACTION WITH INVESTORS,  OTHER  STAKEHOLDERS AND THE
         MEDIA: The Board believes that it is management's responsibility to speak for the Company. Individual directors may, from time to time, meet or otherwise communicate with outside constituencies that are involved with the Company. In those instances, however, it is expected that directors will do so only with the knowledge of management and, absent unusual circumstances, only at the request of management.

Meetings of the Board of Directors and Standing Committees

         The Company's Board of Directors has six standing committees, the functions of which are briefly described in the Statement on Corporate Governance on pages 8- 11. Members of all committees are identified in the sections titled "Information as to Nominees" and "Information as to Continuing Directors." During 1998, all directors attended at least 75% of the total number of Board and pertinent committee meetings. During 1998, the Board of Directors held six meetings; the Audit Committee held three meetings; the Compensation Committee held three meetings; and the Nominating and Board Governance Committee held one meeting.

         The Nominating and Board Governance Committee will consider recommendations for nominees for election to the Board of Directors submitted by shareholders. In addition to other requirements, for a nomination to be made by a shareholder, the Company's bylaws provide that such shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a shareholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company (a) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the date of the annual meeting; provided, however, that in the event that less than 100 days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever occurs first; and (b) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which the notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

Compensation of Directors

         Under the terms of the Stock Plan for Non-Employee Directors of Florida Progress Corporation and Subsidiaries (the "Director Plan"), 75% of each non-employee director's $30,000 retainer fee for 1998 was paid quarterly in arrears in Common Stock. In addition, non-employee directors were paid $1,500 for attendance at each meeting of the Company's Board of Directors, and a per meeting fee of $1,000 for attendance at each subsidiary board or board committee meeting. A $750 meeting fee was also paid to each Committee Chairman for each meeting chaired. Directors have also been paid a $500 attendance fee for participation in strategic update conferences and are reimbursed for expenses incurred for Company business purposes, or may use Company transportation or facilities, if available. The cash portion of directors' compensation is allowed to be deferred.

     The Compensation Committee meets each year to review all elements of director compensation. In December 1998, the Compensation Committee reviewed the total value of all forms of director compensation and determined that in addition to retainer and meeting fees, many companies offer a separate equity-based component in their directors' compensation programs. To further align the interest of the Board of Directors to those of the shareholders the Board of Directors has approved a Phantom Stock Plan for the Benefit of Non-Employee Directors of the Company. The Plan generally provides for the awarding of phantom stock, or the right to receive in cash the value of a share of stock in the future, subject to certain conditions. Under the Plan, on December 17, 1998, an initial award, effective January 1, 1999, of 2,000 shares of phantom stock with a six year vesting schedule was made to each non-employee director. One sixth of the shares is vested for each year of service by the non-employee director. It is expected that new directors will be granted an award of approximate size with a similar vesting schedule. At the Annual Shareholders' Meeting to be held April 16, 1999, non-employee directors elected to a three-year term will receive an award of 600 shares of phantom stock to vest over a period of three years; non-employee directors continuing in office for a two-year term will receive an award of 400 shares of phantom stock to vest over a period of two years; and non-employee directors continuing in office for a one-year term will receive an award of 200 shares of phantom stock to vest over a period of one year. Thereafter, each non-employee director elected to a three-year term will receive an award of 600 shares of phantom stock to vest over a period of three years. Directors elected to a lesser term would be given a prorated award. Dividend equivalents will be added to the phantom stock accounts upon the declaration of each quarterly dividend. The balance of each account will be paid in a lump sum cash payment or series of annual cash installments valued on the date of termination of service of the director.

Executive Compensation


         The following table contains information with respect to compensation awarded, earned or paid during the years 1996-1998 to (i) the Chief Executive Officer ("CEO") of the Company; (ii) the four most highly compensated executive officers other than the CEO of the Company who were serving as executive officers at the end of the last completed fiscal year; and (iii) two individuals for whom disclosures would have been provided pursuant to this item but for the fact that each individual was not serving as an executive officer of the Company at the end of the last completed fiscal year (the individuals referred to in (i), (ii) and (iii) are referred to collectively as the "Named Executive Officers") whose total remuneration paid in 1998 exceeded $100,000.


                                             SUMMARY COMPENSATION TABLE

                                                                                                 Long-Term
                                                                                                Compensation
                                                        Annual Compensation                        Payouts
                                    ---------------------------------------------------------- --------------

                                                                               Other Annual        LTIP        All Other Com-
    Name and Principal Position     Year           Salary           Bonus     Compensation(1)    Payouts(2)    pensation(3)
     --------------------------    ------        ---------       ---------    ----------------   ----------    --------------
RICHARD KORPAN                      1998          $650,766        $594,000     $  16,891          $792,754       $28,650
Chairman, President and             1997           592,304          41,500        11,850           324,028        26,490
Chief Executive Officer             1996           535,610         333,500         1,489           339,107        18,900

JOSEPH H. RICHARDSON                1998           421,158         382,500         2,625           437,994        18,900
Group Vice President and            1997           384,619             -0-         1,685           162,091        13,890
President and Chief Executive       1996           288,884         214,000          -0 -           128,858        16,585(4)
Officer, Florida Power
 Corporation

RICHARD D. KELLER                   1998           391,926         250,000         4,978           363,399        17,681
Group Vice President and            1997           366,733         173,500           413           205,910        16,227
President and Chief                 1996           320,640             -0-           -0-           139,347        12,646
Executive Officer,
Electric Fuels Corporation

JEFFREY R. HEINICKA                 1998           278,530         190,000         1,772           208,288        12,318
Senior Vice President and           1997           264,992          15,500           -0-           110,393        12,315
Chief Financial Officer             1996           258,456         169,000           -0-           113,139         8,595

KENNETH E. ARMSTRONG                1998           231,933         127,500           -0-           170,849         9,882
Vice President and                  1997           215,009          10,000           -0-            88,944         9,963
General Counsel                     1996           212,785         144,500           -0-           101,748         8,010

JACK B. CRITCHFIELD (5)             1998           446,571         308,000         3,270           875,947        17,681
Former Chairman of the Board        1997           685,006          47,500         2,997           527,363        33,465
                                    1996           672,581         498,000           445           505,252        25,060

STANLEY I. GARNETT, II (6)          1998           567,695         130,000        11,339               -0-        10,463
Former Executive VicePresident      1997           408,616          21,500            65            51,891         5,063
                                    1996             N/A              N/A           N/A               N/A           N/A


(1) Amounts represent the reimbursement of taxes on certain perquisites and other personal benefits.
(2) Information for fiscal year 1998, represents the dollar value as of February 17, 1999, the date of award, of shares of Common Stock earned under the 1996- 1998 performance cycle of the Company's Long-Term Incentive Plan ("LTIP"), none of which are restricted. The total number of shares earned, including dividend equivalent shares, is as follows: Richard Korpan 19,544 shares; Joseph H. Richardson 10,798 shares; Richard D. Keller 8,959 shares; Jeffrey R. Heinicka 5,135 shares; Kenneth E. Armstrong 4,212 shares; Jack B. Critchfield 21,595 shares; and Stanley I. Garnett, II -0- shares.

          See the discussion of the method of calculating payouts contained in the Long- Term Incentive Compensation portion of the Compensation Committee Report of the Board of Directors on pages 18-19.
(3) Company contributions to its Savings Plan and Executive Optional Deferred Compensation Plan on behalf of the Named Executive Officers.
(4) Represents $8,835 in Company Contributions to the Savings Plan of Florida Progress and the Executive Optional Deferred Compensation Plan and $7,750 of director fees for services as a director of Echelon International Corporation, a former subsidiary of Florida Progress.
(5)       Jack B. Critchfield retired from the Company July 1, 1998.
(6) Stanley I. Garnett, II retired from the Company September 1, 1998. Salary information for 1997 includes $182,075 paid to Mr. Garnett through a consulting firm that was retained by the Company prior to his employment by the Company. No information is provided for 1996 because he was not an executive officer of the Company during that year.

                   The following table contains information with respect to performance shares granted in 1998 to the Named Executive Officers of the Company under the LTIP:

                                            LONG-TERM INCENTIVE PLAN(1)
                                                  AWARDS IN 1998


                              Number of         Performance
                              Performance          Period                  Estimated Payout at End of Period (3)
      Name                    Shares (2)          Covered            Threshold           Target                    Maximum
     ------                   ------------      -----------      ---------------     -----------------        ----------------

Richard Korpan                    17,171        1998-2000          4,293 shares         17,171 shares           34,342 shares
Joseph H. Richardson               8,293        1998-2000          2,073 shares          8,293 shares           16,586 shares
Richard D. Keller                  7,707        1998-2000              0 shares          7,707 shares           21,194 shares
Jeffrey R. Heinicka                2,924        1998-2000            731 shares          2,924 shares            5,848 shares
Kenneth E. Armstrong               2,446        1998-2000            621 shares          2,446 shares            4,892 shares
Jack B. Critchfield               17,821        1998-2000          4,455 shares         17,821 shares           35,642 shares
Stanley I. Garnett, II             6,341        1998-2000          1,585 shares          6,341 shares           12,682 shares


(1) The LTIP is a Common Stock and cash-based incentive plan to reward participants for long-term performance of the Company. It was approved by the shareholders in 1990. See the Long-Term Incentive Compensation portion of the Report of the Compensation Committee of the Board of Directors on pages 18-19 for additional information.

(2) The number of performance shares granted is based on a percentage of base salary in effect at the time of each award and is subject to automatic increase or decrease on a prorated basis in accordance with changes to a participant's base salary or LTIP percentages throughout the performance cycle. In the event of a change in control of the Company, 150% of all performance shares granted to the Named Executive Officers under the LTIP and then outstanding would automatically be considered earned and would be paid in shares of unrestricted Common Stock together with shares of unrestricted Common Stock payable for dividend equivalents accrued through the date of the change in control.

(3) Payouts for the 1998-2000 performance cycle are based on a comparison of the Company's three-year average annual total shareholder return ("TSR") against an industry peer group.

Pension Plan Table

The table below illustrates the estimated annual benefits (computed as a straight life annuity beginning at retirement at age 65) payable under the Company's Retirement Plan for Exempt and Nonexempt Employees ("Retirement Plan"), Nondiscrimination Plan and Supplemental Executive Retirement Plan ("SERP") for specified final average compensation and years of service levels.

                       Estimated Aggregate Annual Retirement Benefits Payable Under
                              the Retirement Plan for Exempt and Nonexempt Employees,
                                            Nondiscrimination Plan and
                                   Supplemental Executive Retirement Plan

Average Annual
 Compensation                                                       Service Years
--------------     --------------------------------------------------------------------------------------------------
                      5            10             15             20             25            30       35 or more
                   --------------------------------------------------------------------------------------------------

$  200,000        $ 37,500      $ 75,000     $ 112,500        $120,000       $120,000       $120,000       $126,000
   300,000          56,250       112,500       168,750         180,000        180,000        180,000        189,000
   400,000          75,000       150,000       225,000         240,000        240,000        240,000        252,000
   500,000          93,750       187,500       281,250         300,000        300,000        300,000        315,000
   600,000         112,500       225,000       337,500         360,000        360,000        360,000        378,000
   700,000         131,250       262,500       393,750         420,000        420,000        420,000        441,000
   800,000         150,000       300,000       450,000         480,000        480,000        480,000        504,000
   900,000         168,750       337,500       506,250         540,000        540,000        540,000        567,000
 1,000,000         187,500       375,000       562,500         600,000        600,000        600,000        630,000
 1,100,000         206,250       412,500       618,750         660,000        660,000        660,000        693,000
 1,200,000         225,000       450,000       675,000         720,000        720,000        720,000        756,000
 1,300,000         243,750       487,500       731,250         780,000        780,000        780,000        819,000
 1,400,000         262,500       525,000       787,500         840,000        840,000        840,000        882,000
 1,500,000         281,250       562,500       843,750         900,000        900,000        900,000        945,000
 1,600,000         300,000       600,000       900,000         960,000        960,000        960,000      1,008,000


     The Named Executive Officers are entitled to benefits under the SERP. These benefits are offset by the benefits payable under the Retirement Plan and the Nondiscrimination Plan, as well as 50% of the executive's primary Social Security benefit. The estimated annual SERP benefit for the Named Executive Officers (prior to any offsets) may be determined using the Pension Plan Table set forth above. For these purposes, the current compensation for each executive that would be used in calculating benefits under the SERP is substantially the same as the three year average of the salary and bonus reported in the summary compensation table, and the number of years of deemed credited service that would be used in calculating benefits under the SERP for each such executive is as follows: Mr. Korpan, 35 years of service; Mr. Richardson, 23 years of service; Mr. Keller, 20 years of service; Mr. Heinicka, 21 years of service; Mr. Armstrong, 15 years of service; Dr. Critchfield, 35 years of service; and Mr. Garnett, 6 years of service. Under the formula used for calculating benefits under the SERP, the maximum benefit payable to each Named Executive Officer would be reached at 16 years of deemed credited service unless the Named Executive Officer would have 35 years of deemed credited service.

     Accrued benefits may also be paid under each of the Retirement Plan, Nondiscrimination Plan and SERP if a participant terminates employment before age 65 and meets the requirements for early retirement, disability, death or other termination-of-employment benefits after becoming vested under the rules of the particular plan.

    Under  the  Retirement  Plan  and  the   Nondiscrimination   Plan,  the
compensation taken into account in calculating benefits is salary only. The years of credited service that would be used in calculating benefits under the formula applicable to the Retirement Plan and the Nondiscrimination Plan (1.8% of final average earnings for each year of service) for the Named Executive Officers in the summary compensation table are as follows: Mr. Korpan, 10 years of service; Mr. Richardson, 23 years of service; Mr. Keller, 20 years of service; Mr. Heinicka, 21 years of service; Mr. Armstrong, 12 years of service;

Dr. Critchfield, 15 years of service; and Mr. Garnett 1 year of service. The benefits under the Retirement Plan and the Nondiscrimination Plan are subject to offset by an amount equal to 1 1/7% of a participant's primary Social Security benefit for each year of service (with a maximum offset of 40%).

         In the event of a change in control, each Named Executive Officer currently employed by the Company would receive credit under the SERP for five additional years of service, but in no event would such additional years of credited service cause the maximum benefit to be increased. If a participant's employment were terminated following a change in control, the benefit payable from the SERP would be as follows: (1) an annuity at age 55 through 59, subject to early payment reductions in the amount of 3% for each year prior to age 60, or at age 60 without reduction; (2) the amount of any federal excise taxes (and income taxes on any reimbursement under this provision) imposed on the executive under Section 4999 of the Internal Revenue Code; and (3) a 50% surviving spouse benefit payable upon death.

Employment Contracts, Termination of Employment and Change-in-Control
Arrangements

         In 1998, the Company amended its 1995 employment agreement with Mr. Korpan. The term of the agreement is from March 1, 1998 through February 28, 2002. On each March 1, beginning with March 1, 2000, the agreement will automatically be extended for one additional year, unless either party gives 90 days' written notice to the contrary. The agreement provides for an annual base salary of not less than $660,000 with award opportunities as a participant in the Management Incentive Compensation Plan ("MICP") and LTIP of not less than the level authorized for any other executive officer of the Company. The agreement establishes minimum annual retirement benefits that increase with Mr. Korpan's tenure. The agreement also provides for the payment of comparable retirement benefits to his surviving spouse as well as payment to his estate of the base salary and MICP target bonus for the year in which death occurs. Severance pay established in the agreement is three times the sum of his annual base pay and MICP target bonus. Severance pay is due upon termination by the Company without cause or upon termination by the employee for good reason. The agreement contains restrictive covenants that apply for a period of two years after termination of employment. The Company will pay Mr. Korpan's attorneys' fees in the event of an action to enforce the agreement after a change in control. He will be entitled to an additional payment in the event that any payment or benefit under the agreement would subject him to the excise tax imposed under Section 4999 of the Internal Revenue Code. To the extent that benefits are payable under both Mr. Korpan's employment agreement and the agreement referred to in the next paragraph, they are payable to the maximum extent under either, but not both, of those agreements.

         Change-in-control benefits were previously included in the SERP which was originally adopted August 1, 1989, and which has been amended from time to time. In 1998, the Company entered into individual agreements with each of the Named Executive Officers, except Jack B. Critchfield, dealing with a change in control as defined in each agreement. These agreements implemented changes to the change-in-control benefits previously included in the SERP and reduced the cost to the Company in the event a change in control occurs. In the event of a change in control, each Named Executive Officer would receive credit under the SERP for five additional years of service. Each agreement establishes the conditions of employment during an employment period which commences on the date of any change in control and lasts until the earliest to occur of: (1) the date which is 36 months from the date of any such change in control; or (2) the date of termination of employment of the Named Executive Officer. In the event of termination of employment following a change in control, each agreement provides for the following: (1) a severance payment equal to two and a half or three times the Named Executive Officer's base salary and annual bonus; (2) payout in cash at maximum of performance shares granted under the LTIP after a change in control and, in one instance, payout of the difference between actual and maximum of performance share awards paid out as a result of the occurrence of a change in control;

(3) welfare benefits for the Named Executive Officer for a maximum of thirty months after termination with lifetime access to medical insurance with the executive paying the full cost thereafter; (4) the payment of the premium for group executive excess liability insurance for 15 years; (5) tax assistance up to $15,000; (6) the payment of reasonable attorneys' fees and expenses related to disputes involving the agreement; and (7) reimbursement of relocation expenses not covered by another employer and not in excess of $10,000 incurred within 30 months of termination.

         Jack B. Critchfield retired July 1, 1998. Dr. Critchfield receives an annual retirement benefit pursuant to the "normal retirement" provisions of the SERP of $644,009 under the 75% Joint and Survivor payment option. After his death, his spouse will receive an annual survivor benefit of $489,104. Approximately 74% of those benefits are payable pursuant to the SERP, with the balance payable under the Retirement and Nondiscrimination Plans. The Company will also pay 79% of his Company medical insurance premiums and 59% of his spouse's.

         Stanley I. Garnett, II retired September 1, 1998. Mr. Garnett receives an annual retirement benefit under the "early retirement" provisions of the SERP of $79,943 from the SERP under the 100% Joint and Survivor payment option. After his death, his spouse will receive an annual retirement benefit of $79,943 from the SERP. In addition, Mr. Garnett will receive $15,882 annually from the Company for life. The Company will pay 100% of his and his spouse's medical premium until August 31, 1999. Beginning September 1, 1999, Mr. Garnett and his spouse will have the option to continue medical coverage by paying the entire premium amount.


Report of the Compensation Committee of the Board of Directors

   Executive Compensation Design

         The Company's executive compensation system is intended to attract, retain and motivate high quality executives with individually tailored market- and performance-based compensation packages that reward protection of Company assets and enhancement of shareholder value. The Compensation Committee of the Board of Directors of Florida Progress Corporation (the "Committee"), comprised solely of non-employee directors, approves total compensation opportunities and awards for executive officers of the Company and Florida Power. The target compensation for each executive officer is established annually by the Committee and is made up of three principal components: base salary; annual incentive cash compensation; and long-term incentive compensation payable in cash or Common Stock. A significant portion of each executive officer's total target compensation is variable, at risk and dependent upon the Company's annual and long-term performance.

         In determining target compensation, the Committee reviews market values compiled by human resource professionals from several independent surveys based upon an equal blend of compensation levels of both electric power and general industry median rates, where possible. This philosophy is intended to reflect the changing nature of the electric utility industry and to recognize the fact that pay practices in the future must be adequate to attract talented employees from other industries. In 1998, the Committee received an updated competitive compensation analysis for total direct compensation prepared by Towers and Perrin, a benefits consulting firm, for each executive officer.

         The Committee believes its "pay-for-performance" program, which compensates an executive officer at his or her target level of compensation only if specific goals are achieved, is a fair way to structure an executive compensation program. The program rewards executives for meeting performance targets, thus producing benefits for the entire Company and its shareholders.

         A discussion of the three compensation components and the actions taken by the Committee with respect to compensation reported for 1998 for the Named Executive Officers follows:

Base Salary

         The base salary component is based, in most instances, on an equal weighting of market data from both utility and general industry sources. An executive officer's base salary will
vary   within   this    competitive    framework   based   on   experience,
responsibilities, leadership and performance. As a result, updated market data indicated that increases were appropriate in 1998 for the Named Executive Officers as is reflected in the Summary Compensation Table. For the Company's CEO, the Committee took into consideration the planned transition of the Company's CEO to Chairman of the Board and established his 1998 base salary in accordance with a market value range which included those increased responsibilities. Annual Incentive Cash Compensation

     The Company's MICP provides annual incentive cash compensation opportunities to officers and key employees of the Company and Florida Power
(including the Named Executive Officers) by creating performance award opportunities associated with the achievement of corporate and business unit goals. For 1998, the goals associated with the threshold, target and maximum payout levels of the MICP were established by the Committee to include corporate staff performance measures as well as strategic business unit ("SBU") performance measures. The performance measures for Florida Power were broken down into four levels (50%, 100%, 150% and 200% of target) with weightings for both company financial and SBU performance based on the executive's level of influence in the organization. SBU goals were designed to reward shareholder value added with corresponding incentive payouts. The CEO of Florida Power's incentive opportunity is based on the overall financial performance of Florida Power. The weighting for corporate staff vice presidents' incentive opportunities are based 70% on the overall financial performance of Florida Power and 30% on the SBU goals. The CEO of Electric Fuels' incentive opportunity continues to be based on the net income and return on invested capital targets of Electric Fuels with a maximum payout level of 150% of target. The Company CEO's incentive opportunity is based on a weighting of total Company results with Florida Power at 80%, Electric Fuels at 15% and corporate and other at 5% with a maximum payout level of 190% of target.

         The 1998 annual incentive compensation opportunities at target payout level for the Named Executive Officers ranged from 40% to 60% of base salary. None of the target opportunities were increased from 1997, including the target opportunity established for the Company's CEO of 60%.

         The amounts contained in the bonus column of the Summary Compensation Table for the Named Executive Officers (other than the Company's CEO) for 1998 are the result of the Committee's determination that 1998 results were above the target goal established for Florida Power and slightly below the target goal established for Electric Fuels. Florida Power's results were capped at 150% of target since the results in excess thereof were attributable to the impact of weather upon corporate performance. The amount contained in the bonus column of the Summary Compensation Table for the Company's CEO and Dr. Critchfield for 1998 is based on achievement at 150% of the target goal, the same as the Florida Power goal as capped. The amounts contained in the bonus column for all the Named Executive Officers were the result of the application of a mathematical formula that converts the goal levels achieved into dollar amounts and adjustments made by the Company's CEO, plus or minus up to 10%, with respect to three of the Named Executive Officers in accordance with his authority under the plan.

     Long-Term Incentive Compensation

         To facilitate executive stock ownership and align the interest of key executives with that of the Company's other shareholders in the long-term performance of the Company, the Committee awarded in 1998 the Named Executive Officers the opportunity to earn Common Stock or cash through the grant of performance shares under the Company's LTIP, as indicated in the table appearing on page 14. To date, under the LTIP, the Committee has granted performance shares for nine consecutive three-year performance cycles beginning with the 1991-1993 performance cycle.

         To the extent earned, performance shares are converted into shares of unrestricted Common Stock; however, if certain stock ownership guidelines have been met, a participant may elect to convert such performance shares into either unrestricted Common Stock or cash.

         The financial goals for the 1996-1998 performance cycle of the LTIP were established by the Committee to be the same as the annual ROE goals used for the MICP for 1996 and the Company's TSR against an industry peer group for 1997 and 1998. The goal for the CEO of Electric Fuels also included a two-year earnings growth and return on invested capital (ROIC) goal for 1997 and 1998.

         The payouts listed in the Long- Term Compensation column of the Summary Compensation Table for the Named Executive Officers on page 13 for the 1996-1998 performance cycle are the result of the Committee's determination of maximum achievement of Florida Power's 1996 ROE goal, slightly below target achievement of Electric Fuels's 1996 ROE goal, above target achievement of Electric Fuels's 1997 and 1998 earnings growth and ROIC goals and above target achievement of the 1997 and 1998 TSR goal. The payout to Florida Power's CEO was based on Florida Power's ROE results for 1996 and TSR results for 1997 and 1998. The payout to Electric Fuels's CEO was based on Electric Fuels's ROE results for 1996 and a weighting of Electric Fuels's earnings growth and ROIC results 75% and TSR results 25% for 1997 and 1998. The LTIP payouts to all other Named Executive Officers, including the Company's CEO were based on (1) the weighted average of the 1996 ROE results for Florida Power (85%) and Electric Fuels (15%) and (2) the results for the 1997 and 1998 TSR. A mathematical formula was used to convert the goal level achieved into the number of performance shares earned; then, dividend equivalents on shares earned for the period of the performance cycle were added. All payouts to currently employed Named Executive Officers were made in shares of Common Stock.

         During 1998, the Committee approved the number of performance shares granted to each Named Executive Officer (other than the Company's CEO) for the 1998-2000 performance cycle that had a value on the date of grant equal to 40% or 75% of 1998 base salary, depending on the total compensation opportunity established by the Committee for each executive. Increases were made to the target percentages for several of the Named Executive Officers from the percentages used in the previous performance cycle due to increased market values. The grants are subject to automatic increase or decrease on a prorated basis in accordance with changes to a participant's base salary or LTIP percentage during the performance cycle. For the Company's CEO and Dr. Critchfield, the number of performance shares granted for the 1998-2000 performance cycle had a value on the date of grant equal to 100% of his 1998 base salary which was increased from the previous year based upon a review of updated market data and the planned transition of the Company's CEO to Chairman.

   Deductibility of Executive Compensation

         Section 162(m) of the Internal Revenue Code would deny the Company a deduction for compensation paid to each Named Executive Officer in a taxable year to the extent it exceeds $1 million per officer, unless the compensation qualifies as "performance-based compensation." In 1997, the Committee rescinded an amendment to the Company's MICP that provided for the mandatory deferral of annual cash incentive compensation which would not qualify for a Company tax deduction due to Section 162(m) of the Internal Revenue Code until such time as it becomes deductible. The MICP deferral was no longer effective in preserving the full deduction and the Committee has determined that the amount of the foregone deduction for 1998 was not material.

Respectfully submitted,

Richard A. Nunis, Chairman since 8/98
W. D. ("Bill") Frederick, Jr.
Clarence V. McKee
Jean Giles Wittner, Chairman until 8/98

Company Performance


         The following graph compares the Company's performance, as measured by the change in price of its Common Stock plus reinvested dividends, with the Standard & Poor's ("S & P") 500 stock index and the S & P Electric Companies stock index for the five years ended December 31, 1998:

     COMPARISON OF FIVE YEAR  CUMULATIVE  TOTAL  RETURN*
     AMONG FLORIDA  PROGRESS CORPORATION, THE S & P 500 INDEX
             AND THE S & P ELECTRIC COMPANIES INDEX


                    [GRAPH]



                             1993     1994     1995     1996    1997     1998

Florida Progress              100       96      120      120     156      187
S & P 500                     100      101      139      171     229      294
S & P Electrics               100       87      114      114     144      166

     * $100 invested on 12/31/93 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

 Relationship  with  Independent Accountants

         The firm of KPMG LLP, which has been the Company's independent certified public accountants since February 2, 1990, was recommended by the Audit Committee and approved by the Board of Directors as the Company's auditor for the year ended December 31, 1998. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

         On February 3, 1999, the Company again selected KPMG LLP as its independent auditors for the current year.

2000 Shareholder Proposals

         Proposals of shareholders intended to be included in the proxy statement and presented at the 2000 Annual Meeting must be received on or before November 12, 1999. Shareholder proposals submitted outside the foregoing process must satisfy the advance notice provisions of the Company's Bylaws, which require timely notice by shareholders in proper form for other business to be conducted at an annual meeting. To be timely, in addition to other requirements, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the date of the annual meeting; provided, however, that in the event that less than 100 days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever occurs first. Proposals should be sent to the Secretary of the Company, Florida Progress Corporation, P.O. Box 33042, St. Petersburg, Florida 33733.

General

         In the event that any other matters properly come before the Annual Meeting, the persons named in the form of proxy intend to vote all proxies in accordance with their judgment on such matters.

         Enclosed is the Annual Report of the Company for the year ended December 31, 1998. It is not to be regarded as proxy soliciting material.


By order of the Board of Directors,

Kathleen M. Haley
Corporate Secretary

                               [LOGO]
                              FLORIDA
                              PROGRESS
                             CORPORATION
                                                         I M P 0 R T A N T

                                      YOUR PROXY CARD IS BELOW


  Your proxy card is attached below. Please follow these steps:

  1.       Please clearly mark your voting selections on the reverse side.

  2.       Please sign and date your card on the reverse side.

  3.       Please detach and return to us in the enclosed postage-paid envelope.

  4. Please help us avoid the expense of follow-up mailings by completing and returning your proxy card promptly.

                                                           (DETACH HERE)

                                     PROXY

           FLORIDA PROGRESS CORPORATION - Annual Meeting, April 17, 1998


                  Proxy solicited on behalf of the Board of Directors


     The undersigned hereby appoints Richard Korpan and Kathleen M. Haley and each of them, with power of substitution, proxies to represent, and to vote all shares of Common Stock of Florida Progress Corporation, which the undersigned is entitled to vote, at the Annual Meeting of Shareholders to be held in St. Petersburg, Florida on April 16, 1999, at 9 a.m. EDT, and at any and all adjournments thereof, and hereby revokes any prior proxies given with respect to such stock, and the undersigned authorizes the voting of such stock as follows on the reverse side.


SEE REVERSE   CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE      SEE REVERSE
   SIDE                                                               SIDE



LOGO]   FLORIDA
         PROGRESS
         CORPORATION


P.O. BOX 9398
BOSTON, MA  02205-9398

                                     I M P 0 R T A N T

                                  YOUR PROXY CARD IS BELOW

   Your proxy card is attached below. Please follow these steps:

     1.       Please clearly mark your voting selections.

     2.       Please sign and date your card.

     3. Please detach and return to us in the enclosed postage-paid envelope.

     4. Please help us avoid the expense of follow-up mailings by completing and returning your proxy card promptly.

                                 (DETACH HERE)


  |X|Please mark
     votes as in
     this example.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no contrary specification is made, this proxy will be voted "FOR" the nominees listed in the Election of Directors.

Election of Directors
Class II Nominee:       Richard Korpan
Class III Nominees:     Clarence V. McKee, Esq.,
                        Richard A. Nunis, Jean Giles Wittner

                   FOR         WITHHELD
                   |_|           |_|
   |_| ________________________________
    For all nominees except those written on the line above.



     In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING                     |_|


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                   |_|


(Please mark, date, sign, detach and mail in the enclosed envelope.)

     When signing as attorney, executor, administrator, trustee or guardian, please give title. For joint account, each joint owner should sign. If the signer is a corporation, please sign full corporation name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.



Signature:_______________ Date:______ Signature:_____________   Date: __________